Exhibit 99.1

UNFI Elects Gloria Boyland to its Board of Directors
Former FedEx executive adds complementary transformation and operations experience

PROVIDENCE, RHODE ISLAND (January 14, 2021) - United Natural Foods, Inc. (NYSE: UNFI) (“UNFI”) today announced it has appointed Ms. Gloria Roberts Boyland, a seasoned operations executive, to its Board of Directors effective January 14, 2021. This appointment reflects UNFI’s ongoing commitment to Board refreshment, adding significant large-scale supply chain expertise to the collective experience of the existing Board in areas that advance UNFI’s long-term strategic objectives.

“Gloria’s extensive experience leading operational transformation at global companies, coupled with her leading-edge, future-focused logistics and supply chain knowledge, make her a valuable addition to our Board,” said Steven L. Spinner, UNFI Chairman and Chief Executive Officer. “As the largest and most diverse grocery wholesale distributor in North America, UNFI will continue to strategically invest in our distribution network, operations and logistics capabilities to further enhance our ability to best serve our retail customers. Gloria’s knowledge will be a tremendous benefit in helping guide these efforts.”

Ms. Boyland currently serves as a strategic advisor of Aurora Technologies, LLC, a position she has held since June 2020. Prior to that, Ms. Boyland served as Staff Vice President (beginning in 2004) and Corporate Vice President (beginning in 2015) at FedEx Corporation where she was responsible for evaluation and leadership of advanced operations technology initiatives, service quality and customer experience improvements, and new service offerings for the company. Prior to her tenure at FedEx, Ms. Boyland held leadership positions in various functions at GE Capital Corporation, including Six Sigma Quality, mergers and acquisitions and acquisition integration. She also practiced for eight years as a commercial transactions and investment attorney at GE. Ms. Boyland currently serves on the boards of directors of Chesapeake Energy Corporation and Vontier Corporation and previously served as a member of the board of UMRF Ventures, Inc. In 2016, Ms. Boyland was appointed to the U.S. DOT Advisory Committee on Automation in Transportation.

Ms. Boyland was named to National Black MBA Magazine’s Top 50 under 50, Savoy Magazine’s Most Influential Black Corporate Directors, Black Enterprise’s 2017 Most Powerful Corporate Executives, and Black Enterprise’s 2019 List of Most Powerful Women in Corporate America. She is a STEVIE Silver Award winner.

UNFI’s Board continuously evaluates the appropriate skills, experience and perspective necessary to meet the evolving strategic needs of the Company, which most recently occurred following the unprecedented events of 2020 and strategic evolution as a result of the global pandemic. With the addition of Ms. Boyland, UNFI’s Board now consists of 10 highly engaged directors, eight of whom are independent. The composition of the UNFI Board reflects UNFI’s commitment to diversity and inclusion. With the addition of Ms. Boyland, the Board now consists of 40% female directors and 20% people of color. UNFI directors serve one-year terms. In the last two years, UNFI has brought on three new directors in furtherance of its Board refreshment objectives.

About United Natural Foods

UNFI is North America’s premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly-traded grocery distributor in America. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

INVESTOR CONTACT
Steve Bloomquist
Vice President - Investor Relations
Steve.J.Bloomquist@unfi.com
952-828-4144

MEDIA CONTACT
Jeff Swanson
Vice President- Corporate Communications and Media Relations
Jeffrey.S.Swanson@unfi.com

952-903-1645